Exhibit 10.1

THIRD AMENDMENT TO
2011 SHARE INCENTIVE PLAN

THIS THIRD AMENDMENT (the “Third Amendment”) to the 2011 SHARE INCENTIVE PLAN is executed as of April 30, 2014.

RECITALS

WHEREAS, the Board of Trustees of Equity Residential (the “Company”) adopted the 2011 Share Incentive Plan (the “Initial 2011 Plan”) on March 24, 2011, which was approved by the shareholders of the Company at the 2011 Annual Meeting of Shareholders.

WHEREAS, the Company amended the Initial 2011 Plan pursuant to a First Amendment dated July 10, 2012 (the “First Amendment”) and a Second Amendment dated November 4, 2013 (the “Second Amendment”). The Initial 2011 Plan, as modified by the First Amendment and Second Amendment, is hereinafter referred to as the “Plan”. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

WHEREAS, the Company desires to further amend the Plan to provide for a minimum vesting period for Share Options and SARs granted to Company employees and non-Company employees.

NOW THEREFORE, the Plan is amended as follows:

1.    Share Options. Paragraph 6(c) of the Plan is deleted in its entirety and the following is substituted therefor:

(c)    General Exercisability. An Option granted to Company employees shall vest equally over a three-year period from the date of grant in three annual installments, and may be subject to such other conditions and restrictions, including a longer vesting period, as are established by the Committee as of the date of grant; provided, however, that an Option granted to non-Company employees may be subject to a minimum vesting period of one year. Upon vesting, each Option shall be exercisable, either in whole or in part, but in no event later than the Option’s "Expiration Date" (defined below). The Committee may establish performance goals to be achieved within such periods as may be selected by it in its discretion using such measures of performance of the Grantee, the Company and/or its subsidiaries as it may select. The "Expiration Date" with respect to an Option means the date established by the Committee at the date of grant (subject to any earlier termination by the Committee), but in no event later than the date which is ten (10) years after the date on which the Option is granted. All rights to purchase Shares pursuant to an Option shall cease as of the Option’s Expiration Date.

2.     Share Appreciation Rights.    Paragraph 7(d) of the Plan is deleted in its entirety and the following is substituted therefor:
(d)    Non-Tandem SAR Exercisability. A Non-Tandem SAR granted to Company employees shall vest equally over a three-year period from the date of grant in three annual installments, and may be subject to such other conditions and restrictions, including a longer vesting period, as are established by the Committee as of the date of grant; provided, however, that a Non-Tandem SAR granted to non-Company employees may be subject to a minimum vesting period of one year. Upon vesting, each Non-Tandem SAR shall be exercisable, either in whole or in part, but in no event later than the Non-Tandem SAR’s "Expiration Date" (defined below). The Committee may establish performance goals to be achieved within such periods as may be selected by it in its discretion using such measures of performance of the Grantee, the Company and/or its subsidiaries as it may select. The "Expiration Date" with respect to a Non-Tandem SAR or any portion thereof granted under the Plan means the date established by the Committee at the date of grant (subject to any earlier termination by the Committee), but in no event later than the date which is ten (10) years after the date on which the Non-Tandem SAR is granted.
3.    Plan in Full Force and Effect. After giving effect to this Third Amendment, the Plan remains in full force and effect.

IN WITNESS WHEREOF, this Third Amendment has been executed as of the date first written above.

EQUITY RESIDENTIAL

By:    /s/ Bruce C. Strohm
Bruce C. Strohm
Executive Vice President and General Counsel